RSM Richter S.E.N.C.R.L./LLP

Comptables agréés

Chartered Accountants

2, Place Alexis Nihon

Montréal (Québec) H3Z 3C2

Téléphone / Telephone : (514) 934-3400

Télécopieur / Facsimile: (514) 934-3408

www.rsmrichter.com

Consent of Independent Registered Public Accounting Firm

To The Board of Directors

News of China Inc.

We hereby consent to the use in this Registration Statement on Form SB-2 of News of China Inc. of our report dated

August 1, 2006 relating to the financial statements of News of China Inc. (a company in the development stage) for the period from inception (October 11, 2005) to June 30, 2006 which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Signed: RSM Richter LLP

Chartered Accountants

Montreal, Quebec

August 10, 2006